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                                                                    EXHIBIT 99.1

FINANCIAL CONTACT:   JAMES S. GULMI  (615) 367-8325
MEDIA CONTACT:       CLAIRE S. MCCALL (615) 367-8283

                           GENESCO ANNOUNCES PROPOSED
                  CONVERTIBLE SUBORDINATED DEBENTURES OFFERING
-- PLANS TO REDEEM OUTSTANDING 5 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2005 --

NASHVILLE, Tenn., June 17, 2003 --- Genesco Inc. (NYSE: GCO) today announced that it intends to offer, subject to market and other conditions, $75 million of convertible subordinated debentures due 2023, plus up to an additional $11,250,000 of convertible subordinated debentures that may be issued at the option of the initial purchasers. The convertible subordinated debentures will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The interest rate, conversion price and other terms of the debentures are to be determined by negotiations between Genesco and the initial purchasers of the debentures. The debentures will be subordinate to existing and future senior indebtedness of Genesco, and will be convertible into shares of Genesco common stock, subject to certain conditions.

            Genesco plans to use the net proceeds of the offering plus cash on hand to redeem all of the $103.2 million in principal amount outstanding of the 5 1/2% Convertible Subordinated Notes due 2005.

            This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

            The securities will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

                                     -more-


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            This release contains forward-looking statements, including those regarding the Company's sales and earnings outlook. Actual results could turn out materially different from the expectations reflected in these statements. A number of factors could cause differences. These include continuing weakness in consumer demand for products sold by the Company, which could lead to lower than expected sales and product margins and, consequently, profits. They also include changes in buying patterns by significant wholesale customers, disruptions in product supply or distribution, changes in business strategies by the Company's competitors, the Company's ability to open, staff and support additional retail stores on schedule and at acceptable expense levels, and the outcome of litigation and environmental matters involving the Company. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.